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                                                               Exhibit (12)


                            AT&T CORP.
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (Dollars in Millions)
                           (Unaudited)

                                   For the Year Ended December 31,
                            1994      1993       1992      1991      1990
                            ----      ----       ----      ----      ----

Earnings Before Income
  Taxes                   $7,518   $6,003     $5,638    $  581    $5,565

Less Interest Capitalized
  During the Period           47       72         62        79        79


Less Undistributed
  Earnings of Less Than
  50% Owned Affiliates        46      (39)      (27)        32        26



Add Fixed Charges          1,928     1,940     2,127     2,371     2,371
                          ------     ------    ------    ------    ------
     Total Earnings      $9,353     $7,910    $7,730    $2,841    $7,831
                          ======     ======    ======    ======    ======

Fixed Charges

Total Interest Expense
  Including Capitalized
  Interest                $1,561    $1,575    $1,737    $1,872    $1,764

Interest Portion of
  Rental Expenses            367       365       390       499       607
                         ------     ------    ------    ------     ------

     Total Fixed
       Charges           $1,928     $1,940    $2,127    $2,371    $2,371
                          ======     ======    ======    ======    ======

Ratio of Earnings to
  Fixed Charges              4.9       4.1       3.6        1.2      3.3
                          ======     ======    ======     ======   ======